PRICING SUPPLEMENT No. WFC245 dated April 29, 2024 (To Product Supplement No. WF2, the Prospectus Supplement and the Prospectus, each dated December 20, 2023)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Royal Bank of Canada Senior Global Medium-Term Notes, Series J Equity Index Linked Notes
Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
■     Linked to the EURO STOXX 50® Index (the “Index”)
■     Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:
■     If the level of the Index increases, you will receive the principal amount plus a positive return equal to 112% of the percentage increase in the level of the Index from the starting level to the ending level.
■     If the level of the Index remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment.
■      Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)
■     All payments on the notes are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment
■      No periodic interest payments or dividends
■      No exchange listing; designed to be held to maturity

Our initial estimated value of the notes as of the pricing date was $950.26 per $1,000 in principal amount, which is less than the public offering price. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Notes” for further information.
The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page S-5 of the accompanying product supplement.
The notes are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the notes are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Note	$1,000.00	$33.25	$966.75
Total	$1,234,000.00	$41,030.50	$1,192,969.50
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.

(2)
In addition to the forgoing, in respect of certain notes sold in this offering, our affiliate, RBC Capital Markets, LLC (“RBCCM”), may pay a fee of up to $1.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Terms of the Notes

Issuer:	Royal Bank of Canada (the “Bank”).
Market Measure:	EURO STOXX 50® Index (the “Index”).
Pricing Date:	April 29, 2024.
Issue Date:	May 2, 2024.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:
•      if the ending level is greater than the starting level: $1,000 plus:
$1,000 × index return × upside participation rate
•      if the ending level is less than or equal to the starting level: $1,000

All payments on the notes are subject to credit risk; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.
Stated Maturity Date:	November 3, 2027, subject to postponement. The notes are not subject to redemption by Royal Bank of Canada or repayment at the option of any holder of the notes prior to the stated maturity date.
Starting Level:	4,981.09, the closing level of the Index on the pricing date.
Closing Level:	Closing level has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.
Upside Participation Rate:	112%
Index Return:	The “index return” is the percentage change from the starting level to the ending level, measured as follows:
Calculation Day:	October 29, 2027, subject to postponement.
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.
For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations” below, and the section “United States Federal Tax Considerations” in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the notes, please see the section of the product supplement, “Canadian Federal Income Tax Consequences.”

Agent:
Wells Fargo Securities, LLC (“WFS”). The agent will receive the agent discount set forth on the cover page of this document. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $22.50 per note. Such securities dealers may include Wells Fargo

PRS-2

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027

Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.
In addition to the forgoing, in respect of certain notes sold in this offering, our affiliate, RBCCM, may pay a fee of up to $1.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
WFS and/or RBCCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	78017FQ48
Terms Incorporated in the Master Note:
All of the terms of the securities appearing in this section “Terms of the Securities,” the applicable terms appearing under the caption “General Terms of the Securities” in the product supplement WF1, the applicable terms included in the Series J MTN prospectus supplement and the prospectus, each dated December 20, 2023, are incorporated into the master global security that represents the securities and is held by The Depository Trust Company.

PRS-3

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Additional Information About the Issuer and the Notes
You should read this pricing supplement together with product supplement No. WF2, the prospectus supplement and the prospectus, each dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these notes are a part. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
When we refer to “we,” “us” or “our” in this pricing supplement, we refer to Royal Bank of Canada.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. WF2 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058584/ef20016917_424b5.htm
•	Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
•	Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

PRS-4

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Estimated Value of the Notes
Our estimated initial value of the notes, which is set forth on the cover page of this pricing supplement, is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the notes.
The notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the agent discount and commission and hedging and other costs associated with the notes, reduced the initial estimated value of the notes at the time their terms were set.
In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the notes. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the notes will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of four months after the original issue date, the price at which the agent may purchase the notes is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the notes less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the notes, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the notes shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the notes at that time.

PRS-5

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Investor Considerations
The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:
◾	seek exposure to any upside performance of the Index, without exposure to any decline in the Index, by:
□	participating 112% in the upside performance of the Index if the ending level is greater than the starting level; and
□	providing for the repayment of the principal amount at maturity regardless of the performance of the Index (subject to the credit risk of Royal Bank of Canada);
◾
are willing to accept the risk that, if the ending level is less than or equal to the starting level, the notes will only pay the principal amount per note and will not receive any positive return on the notes at maturity;

◾	are willing to forgo interest payments on the notes and dividends on the securities included in the Index; and
◾	are willing to hold the notes until maturity.
The notes may not be an appropriate investment for investors who:
◾	seek a liquid investment or are unable or unwilling to hold the notes to maturity;
◾
anticipate that the ending level will be less than or equal to the starting level, or are unwilling or unable to accept the risk that, if it is, the notes will only pay the principal amount per note at maturity and will not receive any positive return on the notes at maturity;

◾	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price as set forth on the cover page of this pricing supplement;
◾	seek current income;
◾	are unwilling to accept the risk of exposure to the Index;
◾	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;
◾	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; or
◾	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Index, please see the section titled “The EURO STOXX 50® Index” below.

PRS-6

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Selected Risk Considerations
The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.
Risks Relating To The Terms And Structure Of The Notes
You May Not Receive Any Positive Return On Your Investment In The Notes.
Any amount you receive on the notes on the stated maturity date in excess of the principal amount will depend on the direction of and percentage increase, if any, in the ending level relative to the starting level. Because the level of the Index will be subject to market fluctuations, the ending level may be less than or equal to the starting level, in which case you will receive only the principal amount of your notes on the stated maturity date. Even if the ending level is greater than the starting level, the amount you receive on the stated maturity date may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Royal Bank of Canada or another issuer with a similar credit rating with the same stated maturity date.
No Periodic Interest Will Be Paid On The Notes.
No periodic payments of interest will be made on the notes. The only payment made on the notes will be made on the maturity date.
The Notes Are Subject To Credit Risk.
The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. The amounts payable under the notes are subject to creditworthiness and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on the obligations under the notes, you may not receive the amounts owed to you under the terms of the notes.
The Notes Are Considered To Be Issued With Original Issue Discount And Investors May Have Taxable Income Prior To The Receipt Of The Related Cash.
A holder may be required to include income on the notes over their term for tax purposes, even though that holder will not receive any payments until maturity.  The notes are considered to be issued with original issue discount.  If you are a U.S. holder of a note, you will be required to include income on the notes over their term based upon a comparable yield, even though you will not receive any payments until maturity.  You are urged to review the section entitled “United States Federal Tax Considerations,” the section entitled “United States Federal Tax Considerations” in the product supplement and to consult your own tax advisor.
The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. The notes may be treated as “contingent payment debt instruments,” as described under “United States Federal Tax Considerations.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ.  No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “United States Federal Tax Considerations.”
YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
Our Initial Estimated Value Of The Notes Is Less Than The Original Offering Price.
Our initial estimated value of the notes is less than the original offering price of the notes. This is due to, among other things, the fact that the original offering price of the notes reflects the borrowing rate we pay to issue notes of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original offering price of the agent discount and commission and hedging and other costs associated with the notes. The price, if any, at which you may sell the notes prior to maturity may be less than the original offering price and our initial estimated value.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will be less than the original offering price and, subject to the discussion in the next paragraph, will be less than our

PRS-8

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
initial estimated value. This is because any such sale price would not be expected to include the agent discount and commission or hedging or other costs associated with the notes, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the notes determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the notes and determine the initial estimated value. As a result, the secondary market price of the notes will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the notes, and, potentially, changes in the level of the Index, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Moreover, we expect that any secondary market price will be based on WFS’s valuation of the notes, which may differ from (and may be lower than) the valuation that we would determine for the notes at that time based on the methodology by which we determined the initial estimated value set forth on the cover page of this document.
For a limited period of time after the original issue date, WFS may purchase the notes at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
The Initial Estimated Value Of The Notes Is An Estimate Only, Calculated As Of The Time The Terms Of The Notes Were Set.
Our initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, the exchange rate between the U.S. dollar and the euro, interest rates and volatility, and the expected term of the notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including WFS in connection with determining any secondary market price for the notes, may value the notes or similar notes at a price that is significantly different than we do.
The value of the notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from our initial estimated value of your notes.
The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the notes prior to stated maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: Index performance; interest rates; volatility of the Index; the exchange rate between the U.S. dollar and the euro; time remaining to maturity; volatility of currency exchange rates; the correlation between currency exchange rates and the Index; and dividend yields on securities included in the Index. When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the notes, changes in the level of the Index may not result in a comparable change in the value of the notes.
The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.
The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

PRS-9

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Our broker-dealer subsidiary, RBCCM, does not expect to make a market in the notes. If RBCCM determines that the agent is unable or unwilling to make a market in the notes at any time, RBCCM may, but is not obligated to, make a market in the notes at that time. If RBCCM makes a market in the notes at any time, its valuation of the notes may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the notes may differ from (and be lower than) the price at which the agent would have purchased the notes at that time.
Risks Relating To The Index
The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Notes Is Not The Same As Investing In The Index. Investing in the notes is not equivalent to investing in the Index. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.
•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.
An Investment In The Notes Is Subject To Risks Relating To Non-U.S. Companies.
The level of the Index depends upon the stocks of companies organized and traded outside of the U.S. Accordingly, an investment in the notes involves risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Index and, as a result, the value of the notes.
The Notes Will Not Be Adjusted For Changes In Exchange Rates
Although the equity securities that comprise the Index are traded in euro, and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity, if any, will not be adjusted for changes in exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable no-U.S. economies that in turn may affect the level of the Index, and therefore your notes. The amount we pay in respect of your notes will be determined solely in accordance with the procedures described in this pricing supplement and the product supplement.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging

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Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. RBCCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, RBCCM will determine any values of the Index and make any other determinations necessary to calculate any payments on the notes. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes— Certain Terms for Notes Linked to an Index—Market Disruption Events,”—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and RBCCM’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.
•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the Index.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-11

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth in the “Terms of the Notes” section above. For historical data regarding the actual closing levels of the Index, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.
Upside Participation Rate:	112%
Hypothetical Starting Level:	100.00
Hypothetical Payout Profile

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return at Maturity
112% of index return
No downside exposure
Index Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Note return
Hypothetical Index return

PRS-12

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Hypothetical Returns
Hypothetical ending level	Hypothetical index return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$2,120.00	112.00%
175.00	75.00%	$1,840.00	84.00%
150.00	50.00%	$1,560.00	56.00%
140.00	40.00%	$1,448.00	44.80%
130.00	30.00%	$1,336.00	33.60%
120.00	20.00%	$1,224.00	22.40%
115.00	15.00%	$1,168.00	16.80%
110.00	10.00%	$1,112.00	11.20%
105.00	5.00%	$1,056.00	5.60%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%
(1)	The index return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus the starting level, divided by the starting level).
(2)
The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000 (i.e., the maturity payment amount per security minus $1,000, divided by $1,000).

PRS-13

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Hypothetical Examples
Example 1. Maturity payment amount is greater than the principal amount:
Index
Hypothetical starting level:	100.00
Hypothetical ending level:	105.00
Hypothetical index return (ending level – starting level)/starting level:	5.00%
Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal:
$1,000 × index return × upside participation rate
$1,000 × 5.00% × 112.00%
= $56.00
On the stated maturity date you would receive $1,056.00 per note.
Example 2. Maturity payment amount is equal to the principal amount:
Index
Hypothetical starting level:	100.00
Hypothetical ending level:	95.00
Hypothetical index return (ending level – starting level)/starting level:	-5.00%

Even though the hypothetical ending level is less than the hypothetical starting level, you would not lose any of the principal amount of your notes.
On the stated maturity date you would receive $1,000.00 per note. This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the level of the Index declines significantly from the starting level (subject to issuer credit risk).

PRS-14

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
The EURO STOXX 50® Index
All disclosures contained in this document regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (the “Index Sponsor”). The Index Sponsor, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, Wells Fargo Securities, LLC or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The EURO STOXX 50® Index (the “SX5E”) is a free-float market capitalization-weighted index of 50 European blue-chip stocks that is calculated in euros. The 50 stocks included in the SX5E trade in euros and are allocated, generally based on their country of incorporation and primary listing of the security, to one of the following Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Companies allocated to a Eurozone country but not traded in euros are not eligible for inclusion in the SX5E. The SX5E was created by STOXX Limited, a part of Deutsche Börse Group. The SX5E was first published on February 26, 1998, with a base value of 1,000 as of December 31, 1991. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The 20 supersectors from which stocks are selected for the SX5E are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.
The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. For each of the 20 EURO STOXX Supersector indices, eligible stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All stocks currently included in the SX5E are added to the selection list. All the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.
Component changes are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review. The free-float factor reduces the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the index calculation.
Components are capped at a maximum weight of 10% quarterly.
Ongoing Maintenance
The selection list for the SX5E is updated on a monthly basis and is used to determine replacements for any stock deleted from the SX5E due to corporate actions. The selection list is determined based on data as of the last trading day of the previous month. Updates to free-float data applicable to selection lists are published on a quarterly basis in March, June, September and December.
Corporate actions (including mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
A deleted stock is replaced immediately to maintain the fixed number of 50 stocks. The replacement is based on the latest selection list that is updated monthly.
In case of merger and acquisition where an component stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the SX5E in between the regular review dates but is still a component of the STOXX Regional TMI Index, then this stock will remain in the SX5E until the next regular review.
The component stocks of the SX5E are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month.

PRS-15

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
The component stocks of the SX5E are also subject to a “fast entry” rule. All stocks on the latest selection list and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.
In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The spin-off replaces the lowest ranked stock as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the index, and so on.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
EURO STOXX 50® Index =	Free float market capitalization of the EURO STOXX 50® Index
Adjusted base date market capitalization of the EURO STOXX 50® Index
The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes. STOXX does not:
•	sponsor, endorse, sell, or promote the notes;
•	recommend that any person invest in the notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;
•	have any responsibility or liability for the administration, management, or marketing of the notes; or
•	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
o	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
o	the accuracy or completeness of the SX5E and its data; and
o	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

PRS-16

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Historical Information
We obtained the closing levels of the Index in the graph below from Bloomberg Finance L.P., without independent verification.
The following graph sets forth daily closing levels of the Index for the period from January 1, 2019 to April 29, 2024. The closing level on April 29, 2024 was 4,981.09. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

6,000.00
5,000.00
4,000.00
3,000.00
2,000.00
1,000.00
0.00
Closing Levels
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Date

PRS-17

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
United States Federal Tax Considerations
The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”
No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, in the opinion of our counsel, Ashurst LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.
U.S. Holders
If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, the notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described in the section “United States Federal Tax Considerations” in product supplement WF2, a U.S. holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. holder of notes may be required to include in income OID in excess of actual cash payments received for certain taxable years.
We have determined that the comparable yield for the notes is equal to 5.4357% per annum, compounded semi-annually with a projected payment at maturity of $1,206.6610 based on an investment of $1,000.
The following table is based upon a projected payment schedule (including estimates of the annual interest payments) and a comparable yield equal to 5.4357% per annum (compounded semi-annually). The comparable yield is our estimate of the comparable yield based upon market conditions as of the date of this document. It has been determined by us for purposes of illustrating the application of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations to the notes based on the issue date and the maturity date set forth above. This tax accrual table is based upon a projected payment schedule per $1,000 principal amount of the notes, which would consist of estimates of the annual interest payments and a repayment of $1,000 at maturity. The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount of the Notes)
May 2, 2024 through December 31, 2024	$36.3263	$36.3263
January 1, 2025 through December 31, 2025	$57.0971	$93.4234
January 1, 2026 through December 31, 2026	$60.2429	$153.6663
January 1, 2027 through November 3, 2027	$52.9947	$206.6610
Upon a sale, exchange, redemption, retirement, or other disposition of the notes, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the notes. A U.S. holder’s tax basis in the notes generally will equal the cost of the notes, increased by the amount of OID previously accrued by the holder for the notes. A U.S. holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. holder’s holding period for the note. The deductibility of capital losses by a U.S. holder is subject to limitations.

PRS-18

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Non-U.S. Holders
Please see the discussion under “United States Federal Tax Considerations—Non-U.S. Holders” beginning on page PS-32 of product supplement WF2 for material U.S. federal income tax consequences that will apply to non-U.S. holders of the notes.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the notes (for example, upon the Index rebalancing), and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-19

Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

PRS-20